EXHIBIT 10.1

Letter of Intent

for

Development of System to Trace Cattle, Crops and Carbon Credits

This Letter of Intent (LOI) between Transparency Wise Technology LLC (TW) and Bion Environmental Technologies, Inc (BNET) reflects the intention to explore working together to support agricultural producers and their adoption and implementation of more sustainable and regenerative production practices. The parties are focused on providing producers and supply chain participants with resources and technology to measure, verify, and report regenerative practices and climate-smart impacts while assessing opportunities for improvement. TW and BNET will endeavor to reach an agreement setting forth mutually agreed upon terms pursuant to which TW will provide Bion and their producers with their AgWise.io agricultural data management platform to measure, monitor, report, and quantify data. Relevant data will be shared with relevant supply chain stakeholders and, ultimately, with the consumer via the Transparency Wise consumer app. To further facilitate trust and transparency throughout the supply chain, TW will utilize their blockchain integration with IBM FoodTrust to leverage the integrity of certain data collected.

Specifically, TW believes its software and platforms have the capability to provide Bion with solutions in the following areas:

1.	Cattle. The platform will assist in tracking the source, genetics, breeding, feed protocols, rotational grazing, and health and efficiency outcomes throughout the lifecycle of the animals.
2.	Land (as it pertains to supply chain cattle and feed source). The platform will measure, monitor, report, and quantify data on regenerative practices and climate impacts. The data will focus on soil health and carbon sequestration by tracking water use and management, nutrient management, land use efficiency, and other regenerative production practices such as planting of cover crops and rotational grazing.
3.	Bion’s Feeding Operation. TW will build and integrate a comprehensive operational dashboard for Bion’s Feeding Operations to measure and monitor cattle supply, scope 3 emissions and climate impacts, and feeder-specific emissions, and impacts. It will also measure, monitor, report, and quantify methane removal, carbon insets/offsets/credits, biogas or renewable energy generation, recycled water, and production of climate-smart fertilizer.
4.	Sustainable Beef -Verifiable by the Consumer. Using TW’s consumer application, relevant climate impacts and production practices will be accessible and verifiable by the consumer before the point of purchase. Consumers will also be able to track and verify on blockchain high-attribute climate impacts and product claims.
5.	AI Optimizations and Recommendations. TW will leverage Artificial Intelligence (AI) and advanced machine learning throughout Bion’s Operations, to improve operational and supply chain efficiency, reduce resource consumption and environmental impacts, optimize animal health and welfare, and predict market opportunities.

The execution of this LOI does not obligate either party to the final agreement's terms but establishes the areas and scope of the parties’ intended collaboration. We believe that our strategic partnership relationship will lead to significant advancements for the cattle value chain, paving the way to a more sustainable, profitable, and climate-smart future for the agricultural industry

The parties will seek to work through the many issues involved in this potential collaboration with the goal of having executed agreements for this joint venture in place prior to the commencement of the formal development of Bion’s initial large-scale beef projects during the 2024 calendar year.

SIGNATURE LINES